                                                               EXHIBIT NO. 2.10
                                                               [EXECUTION COPY]

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                                MERGER AGREEMENT

                                  by and among

                                CHAR STAN, INC.,

                            THE SELLERS NAMED HEREIN,

                                 LINC.NET, INC.

                                       and

                          LINC.NET ACQUISITION CORP. IV



                            Dated as of May 10, 2000



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                                TABLE OF CONTENTS

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                                                                                                                 Page
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ARTICLE I

         CERTAIN DEFINITIONS......................................................................................1

         1.1         Definitions..................................................................................1

ARTICLE II

         PURCHASE AND SALE OF THE SHARES..........................................................................3
         2.1         The Merger...................................................................................3
         2.2         Closing......................................................................................3
         2.3         Actions at Closing...........................................................................3
         2.4         Effect of Merger.............................................................................3
         2.5         Procedure for Payment........................................................................4
         2.6         Closing of Transfer Records..................................................................4

ARTICLE III

         CONDITIONS TO CLOSING....................................................................................5
         3.1         Conditions to Buyer's and Acquisition Sub's Obligations......................................5
         3.2         Conditions to Company's and Sellers'Obligations..............................................6

ARTICLE IV

         [Intentionally Omitted]..................................................................................7

ARTICLE V

         REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND SELLERS........................................7
         5.1         Capacity, Organization, Corporate Power and Licenses.........................................7
         5.2         Capital Stock and Related Matters; Title to Shares...........................................8
         5.3         Authorization; Noncontravention..............................................................8
         5.4         Assets.......................................................................................9
         5.5         Subsidiaries.................................................................................9
         5.6         Absence of Undisclosed Liabilities...........................................................9
         5.7         No Material Adverse Effect...................................................................9

         5.8         Contracts and Commitments....................................................................9
         5.9         Intellectual Property Rights.................................................................9
         5.10        Litigation..................................................................................10
         5.11        Compliance with Laws........................................................................10
         5.12        Environmental and Safety Matters............................................................11
         5.13        Employees...................................................................................11
         5.14        Employee Benefit Plans......................................................................11
         5.15        Tax Matters.................................................................................11
         5.16        Brokerage and Transaction Bonuses...........................................................13
         5.17        Bank Accounts...............................................................................13
         5.18        Names and Locations.........................................................................13
         5.19        Affiliated Transactions.....................................................................13
         5.20        Disclosure..................................................................................13

ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB.............................................14
         6.1         Organization and Power......................................................................14
         6.2         Capitalization..............................................................................14
         6.3         Authorization...............................................................................14
         6.4         No Violation................................................................................14
         6.5         Governmental Authorities and Consents.......................................................15
         6.6         Litigation..................................................................................15
         6.7         Brokerage...................................................................................15

ARTICLE VII

         [Intentionally Omitted].................................................................................15

ARTICLE VIII

         ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING..........................................................15
         8.1         Survival of Representations and Warranties..................................................15
         8.2         Indemnification.............................................................................16
         8.3         Mutual Assistance...........................................................................16
         8.4         Press Release and Announcements.............................................................16
         8.5         Expenses....................................................................................17

         8.6         Specific Performance........................................................................17
         8.7         Arbitration Procedure.......................................................................17
         8.8         Further Assurances..........................................................................18
         8.9         Confidentiality.............................................................................19
         8.10        Tax Matters.................................................................................19

ARTICLE IX

         MISCELLANEOUS...........................................................................................21
         9.1         Amendment and Waiver........................................................................21
         9.2         Notices.....................................................................................21
         9.3         Successors and Assigns......................................................................24
         9.4         Severability................................................................................24
         9.5         Interpretation..............................................................................24
         9.6         Captions....................................................................................25
         9.7         No Third-Party Beneficiaries................................................................25
         9.8         Complete Agreement..........................................................................25
         9.9         Counterparts................................................................................25
         9.10        Delivery by Facsimile.......................................................................25
         9.11        Governing Law...............................................................................25
         9.12        Schedules...................................................................................26
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                                      -iii-

                             EXHIBITS AND SCHEDULES


EXHIBITS:

Exhibit A    -     Form of Certificate of Merger

SCHEDULES

Restrictions Schedule
Qualifications Schedule
Officers and Directors Schedule
Assets Schedule
Permits Schedule
Taxes Schedule
Affiliated Transactions Schedule
Buyer Brokerage Schedule


                                      -iv

                                MERGER AGREEMENT

                  THIS MERGER AGREEMENT (this "AGREEMENT") is made and entered into as of May 10, 2000, by and among Char Stan, Inc., a Delaware corporation (the "COMPANY"), Charles R. Lundgren ("LUNDGREN"), Stanley D. Lebakken ("LEBAKKEN" and together with Lundgren, the "SELLERS"), Linc.net, Inc., a Delaware corporation ("BUYER"), and Linc.net Acquisition Corp. IV, a Delaware corporation ("ACQUISITION SUB") and wholly-owned subsidiary of Buyer.

                  WHEREAS, Buyer owns all of the issued and outstanding Common Stock, $.01 par value per share, of Acquisition Sub (the "ACQUISITION SUB SHARES");

                  WHEREAS, Sellers own all of the issued and outstanding Common Stock, $.01 par value per share, of the Company (the "COMPANY SHARES");

                  WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer, Acquisition Sub, Sellers and the Company desire to merge Acquisition Sub with and into the Company; and

                  WHEREAS, an affiliate of Buyer has entered into an Asset Purchase Agreement ("COMMUNICOR ACQUISITION AGREEMENT") dated of even date herewith by and among Communicor Corporation-USA, an Arizona corporation ("CC-USA"), and the other parties named therein pursuant to which an affiliate of Buyer shall purchase certain assets related to the business of CC-USA.

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         1.1 DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning ascribed thereto in the Communicor Acquisition Agreement. For purposes of this Agreement, where portions of the Communicor Acquisition Agreement are incorporated herein by reference, all references to "Seller," "Principals" or "Seller Parties" in the Communicor Acquisition Agreement shall be deemed to be references to Sellers and the Company as defined herein and all references to Buyer or Buyer Parties in the Communicor Acquisition Agreement shall be deemed to be references to Buyer and Acquisition Sub as defined herein. For the purposes of this Agreement, the following terms have the meanings set forth below:

                  "AFFILIATE" of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "CONTROL" (including the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such "control" will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

                  "AFFILIATED GROUP" means an affiliated group as defined in
Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Affiliates is or has been a member.

                  "BUYER COMMON SHARE" means any share of the Common Stock, $.01 par value per share, of Buyer.

                  "BUYER PREFERRED SHARE" means any share of the Series B Preferred Stock, $.01 par value per share, of Buyer.

                  "CONFIDENTIAL INFORMATION" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business, products, services or research or development of the Company or its Affiliates or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company's or any of its Affiliates' suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights.

                  "MATERIAL ADVERSE EFFECT" means a material and adverse effect or development upon the business, operations, assets, liabilities, financial condition, value, business prospects, operating results, cash flow, net worth or employee, customer or supplier relations of the Company.

                  "TAX" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability of the Company or any of its Affiliates for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of the Company or any of its Affiliates for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

                  "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

          2.1 THE MERGER. On and subject to the terms and conditions of this Agreement, Acquisition Sub will merge with and into the Company (the "MERGER") at the Effective Time (as defined below). The Company shall be the corporation surviving the Merger (the "SURVIVING CORPORATION").

          2.2 CLOSING. The closing of the transactions contemplated by this Agreement shall take place as set forth in Section 2.3 of the Communicor Acquisition Agreement.

          2.3 ACTIONS AT CLOSING. At the Closing, (i) the Company or Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 3.1 below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 3.2 below, (iii) Acquisition Sub and the Company will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as EXHIBIT A (the "CERTIFICATE OF MERGER"), and (iv) pursuant to
Section 2.5, Buyer and Acquisition Sub will deliver to Sellers the Stock Consideration (as defined below).

          2.4     EFFECT OF MERGER.

                  (a) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") Acquisition Sub and the Company file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General

Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Acquisition Sub or the Company in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (b) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of Acquisition Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will be changed to Communicor Equipment Company).

                  (c) BY-LAWS. The by-laws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the by-laws of Acquisition Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will be changed to Communicor Equipment Company).

                  (d) DIRECTORS AND OFFICERS. The directors of Acquisition Sub shall become the directors of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office). The officers of the Company in office at and as of the Effective Time will remain the officers of the Surviving Corporation.

                  (e) CONVERSION OF COMPANY SHARES. At and as of the Effective Time, (A) all Company Shares, in aggregate, shall be converted into the right to receive 6,666.666 Buyer Common Shares and 600 Buyer Preferred Shares (together, the "STOCK CONSIDERATION"). Each of Sellers shall be allocated 50% of the Stock Consideration. No Company Shares shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.4(e) after the Effective Time.

                  (f) CONVERSION OF ACQUISITION SUB SHARES. At and as of the Effective Time, each Acquisition Sub Share shall be converted into one share of Common Stock, $.01 par value per share, of the Surviving Corporation.

          2.5 PROCEDURE FOR PAYMENT. Immediately after the Effective Time, Sellers shall surrender the certificates representing all of the outstanding Company Shares to Buyer. Upon surrender of the certificates, Buyer shall deliver to Sellers the certificates representing the Stock Consideration.

          2.6 CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Company Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

                                   ARTICLE III

                              CONDITIONS TO CLOSING

          3.1 CONDITIONS TO BUYER'S AND ACQUISITION SUB'S OBLIGATIONS. The obligation of Buyer and Acquisition Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date:

                  (a) Satisfaction of all conditions listed in Section 3.1 of the Communicor Acquisition Agreement.

                  (b) The representations and warranties in Article V hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Article V hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, and each of Sellers and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by Sellers and the Company hereunder prior to the Closing;

                  (c) The Company shall have received or obtained all third-party consents and approvals that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) to prevent a breach of or default under, or a termination, modification or acceleration of, any instrument, contract, lease, license or other agreement identified with an asterisk on the attached RESTRICTIONS SCHEDULE (collectively, the "THIRD-PARTY APPROVALS"), in each case on terms reasonably satisfactory to Buyer;

                  (d) Buyer, Acquisition Sub and the Company shall have received or obtained all governmental and regulatory consents, approvals, licenses and authorizations that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) for the Surviving Corporation to own the assets of and operate the business of the Company following the Closing (including any required approvals from the State of Delaware), in each case on terms and conditions reasonably satisfactory to Buyer, (collectively, the "GOVERNMENTAL APPROVALS");

                  (e) No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Surviving Corporation to own the assets of or operate the business of the Company;

                  (f) At the Closing, the Company and Sellers shall have delivered to Buyer (i) a certificate signed by the Company, dated the date of the Closing, stating that the conditions specified in subsections (a) through
(e) above have been satisfied as of the Closing; (ii) copies of all Third-Party Approvals and Governmental Approvals; (iii) certified copies of the resolutions of the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iv) certified copies of the resolutions of the Company's shareholders authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (v) the resignations, effective as of the Closing, of each director of the Company; (vi) good standing certificates for the Company for each jurisdiction in which the Company is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date; and (vii) such other documents or instruments as are required to be delivered by Sellers or the Company at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

                  All proceedings to be taken by Sellers and the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer and its special counsel. Any condition specified in this Section 3.1 may be waived by Buyer if such waiver is set forth in a writing duly executed by Buyer.

          3.2 CONDITIONS TO COMPANY'S AND SELLERS' OBLIGATIONS. The obligation of the Company and Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the Closing:

                  (a) The representations and warranties made in Article VI hereof shall be true and correct in all material respects at and as of the Closing, and Buyer and Acquisition Sub shall have performed in all material respects all the covenants and agreements required to be performed by Buyer and Acquisition Sub hereunder prior to the Closing;

                  (b) Satisfaction of all conditions listed in Section 3.2 of the Communicor Acquisition Agreement.

                  (c) No suit, action or other proceeding shall be pending before any court or governmental or regulatory official, body or authority wherein an unfavorable injunction, judgment, order, decree or ruling would
(i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall be in effect;

                  (d) At the Closing, Buyer shall have delivered to Sellers
(i) a certificate signed by Buyer, dated the date of the Closing, stating that the conditions specified in subsection (a) above have been satisfied,
(ii) certified copies of the resolutions of Buyer's and Acquisition Sub's respective board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby,
(iii) good standing certificates for Buyer for each jurisdiction in which Buyer is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date and (iv) such other documents or instruments as are required to be delivered by Buyer or Acquisition Sub at the Closing pursuant to the terms hereof or that the Company or Sellers reasonably request prior to the Closing Date to effect the transactions contemplated hereby.

                  All proceedings to be taken by Buyer or Acquisition Sub in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer or Acquisition Sub to effect the transactions contemplated hereby reasonably requested by the Company or Sellers shall be reasonably satisfactory in form and substance to Sellers. Any condition specified in this Section 3.2 may be waived if such waiver is set forth in a writing duly executed by the Company or Sellers.

                                   ARTICLE IV

                             [Intentionally Omitted]

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES CONCERNING
                           THE COMPANY AND SELLERS

         As a material inducement to Buyer and Acquisition Sub to enter into this Agreement and consummate the transactions contemplated hereby, each of Sellers and the Company hereby jointly and severally represents and warrants to Buyer and Acquisition Sub, subject to the terms and conditions of Section
8.2 of the Communicor Acquisition Agreement, that:

          5.1 CAPACITY, ORGANIZATION, CORPORATE POWER AND LICENSES. Each Seller has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party and to perform his obligations hereunder and thereunder. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, except as set forth on the QUALIFICATIONS SCHEDULE, is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company's certificate of incorporation and by-laws which have been furnished to Buyer's special counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books (containing the records of meetings of the shareholders and the board of directors), the stock certificate books and the stock record books of the Company are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws. The attached OFFICERS AND DIRECTORS SCHEDULE sets forth a list all of the officers and directors of the Company.

          5.2 CAPITAL STOCK AND RELATED MATTERS; TITLE TO SHARES. The entire authorized capital stock of the Company consists of 100,000 Company Shares, of which 80,000 shares are issued and outstanding. Sellers are the record owner of, and have good and marketable title to, all of the outstanding Company Shares, free and clear of all Encumbrances. The Company does not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plan. The Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. The Company has not violated any federal or state securities laws in connection with the offer, sale or issuance of its capital stock. All of the outstanding shares of the Company's capital stock have been validly issued and are fully paid and nonassessable. There are no agreements between the Company's shareholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs.

          5.3 AUTHORIZATION; NONCONTRAVENTION. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company is a party have been duly authorized by the Company, and no other corporate act or other proceeding on the part of the Company or its board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of the Company and Sellers and constitutes a valid and binding obligation of each of the Company and Sellers, enforceable in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which the Company or any Seller is a party, when executed and delivered by the Company or such Seller, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms. Except as set forth on the attached RESTRICTIONS SCHEDULE, the execution and delivery by the Company and Sellers of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company or any Seller(s) is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Company and Sellers do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon the Company's capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, the Company's charter documents, by-laws or other constituent documents, or any law, statute, rule or regulation to which the Company or any Seller is subject, or any agreement, instrument, license, permit, order, judgment or decree to which the Company or any Seller is subject. Neither the Company nor any Seller is a party to or bound by any written or oral agreement or understanding with respect to a Seller Transaction other than this Agreement, and each such Person has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Seller Transactions.

          5.4 ASSETS. The attached ASSETS SCHEDULE sets forth all of the properties and assets owned by the Company (collectively, the "ASSETS"). The Company has good and marketable title to each of the Assets set forth on the ASSETS SCHEDULE, free and clear of all Liens. The Assets are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the ordinary course of the Business as presently conducted. All Assets have been installed and maintained in all material respects in accordance with all applicable laws, regulations and ordinances.

          5.5 SUBSIDIARIES. The Company has no, and has never had any, Subsidiaries.

          5.6 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not and will not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof.

          5.7 NO MATERIAL ADVERSE EFFECT. Since the Company's incorporation, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.

          5.8 CONTRACTS AND COMMITMENTS. The Company is not and has never been a party to or bound by any written or oral contract, agreement, lease or instrument.

          5.9 INTELLECTUAL PROPERTY RIGHTS. No Intellectual Property Rights are necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted. Neither the Company nor any Seller has received any notices of, and has no knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that the Company license any rights from a third party). The conduct of the Company's business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons.

          5.10 LITIGATION. There are no (and, during the five years preceding the date hereof, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Company's or any Seller's knowledge, threatened against or affecting the Company (or to the Company's knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company with respect to their business or proposed business activities), or pending or threatened by the Company against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and, to the Company's or any Seller's knowledge, there is no basis for any of the foregoing. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. The Company is not subject to any judgment, order or decree of any court or other governmental agency, and the Company has not received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Company's or any Seller's knowledge, threatened against or affecting any Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

          5.11 COMPLIANCE WITH LAWS.

                  (a) The Company has complied and is in compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of its business and the maintenance and operation of its properties and assets. No notices have been received by and no claims have been filed against the Company alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations. The Company has not made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

                  (b) The Company holds and is in compliance with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the ownership of its properties (including as the same relate to Environmental and Safety Requirements), and the attached PERMITS SCHEDULE sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. No notices have been received by the Company alleging the failure to hold any of the foregoing. All of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Company immediately after the Closing.

          5.12 ENVIRONMENTAL AND SAFETY MATTERS. The Company has complied with and is in compliance with all Environmental and Safety Requirements. The Company has not received any oral or written notice, report or information regarding any actual or alleged violation of Environmental and Safety Requirements or any liabilities or potential liabilities relating to it or its facilities arising under Environmental and Safety Requirements. The Company has no obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when or by whom asserted) relating to or arising out of any Environmental and Safety Requirements.

          5.13 EMPLOYEES. The Company has no and has never had any employees.

          5.14 EMPLOYEE BENEFIT PLANS.

                  (a) The Company has never maintained, sponsored, or contributed to, and has no liability, obligation, potential liability or potential obligation to any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA), or other employee benefit plan, program or arrangement providing benefits to current or former employees (including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plan or other arrangement).

                  (b) The Company does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of ERISA) or any employee benefit plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

                  (c) For purposes of this Section 5.13, the term "Company" includes all entities treated as a single employer with the Company pursuant to Section 414 of the Code.

          5.15 TAX MATTERS.

                  (a) The Company and each Affiliated Group has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate. All Taxes due and payable by the Company have been paid and the Company has withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party.

                  (b) Except as set forth on the attached TAXES SCHEDULE:

                           (i) the Company has not requested or been granted
an extension of the time for filing any Tax Return which has not yet been filed;

                           (ii) the Company has not consented to extend to a
date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority;

                           (iii) no deficiency or proposed adjustment which
has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company;

                           (iv) there is no action, suit, taxing authority
proceeding or audit now in progress, pending or, to the Company's or any Seller's knowledge, threatened against or with respect to the Company;

                           (v) the Company does not reasonably expect any
taxing authority to claim or assess any amount of additional Taxes against the Company;

                           (vi) no claim has ever been made by a taxing
authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company is or may be subject to Taxes assessed by such jurisdiction;

                           (vii) the Company has not made any election under
Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law);

                           (viii) there are no Liens for Taxes (other than
for current Taxes not yet due and payable) upon the assets of the Company;

                           (ix) the Company will not be required (A) as a
result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (C) as a result of any sale reported on the installment method, to include in taxable income any amount from a sale in a taxable period ending on or prior to the Closing Date, or (D) as a result of any prepaid amount received in a taxable period ending on or prior to the Closing Date, to include in taxable income such amount (or portion thereof) for any taxable period (or portion thereof) ending after the Closing Date;

                           (x) the Company is not a party to or bound by any
Tax allocation or Tax sharing agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes; and

                           (xi) neither Buyer nor Acquisition Sub will be
required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of any cash or property pursuant to this Agreement.

          5.16 BROKERAGE AND TRANSACTION BONUSES. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Seller or the Company. There are no special bonuses or other similar compensation payable to any employee of the Company in connection with the transactions contemplated hereby. Sellers shall pay, and hold the Company, Buyer and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim or special bonus or other similar compensation.

          5.17 BANK ACCOUNTS. The Company does not have any bank accounts.

          5.18 NAMES AND LOCATIONS. Prior to the execution and delivery of this Agreement, neither the Company nor its predecessors has used any name or names (other than its legal name) under which it has invoiced account debtors, maintained records or otherwise conducted business.

          5.19 AFFILIATED TRANSACTIONS. Except as set forth on the attached AFFILIATED TRANSACTIONS SCHEDULE, no officer, director, shareholder, employee or Affiliate of the Company or, to the Company's or any Seller's knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company (including any Intellectual Property Rights). The Company has not paid any fees, expenses or costs of the type described in Section 8.5 below that are to be paid by Sellers pursuant to Section 8.5 below.

          5.20 DISCLOSURE. Neither this Article V or any of the Exhibits or Schedules attached hereto nor any of the written statements, documents, certificates or other items prepared and supplied to Buyer or its Affiliates by or on behalf of the Company or Sellers in connection with the transactions contemplated hereby, when taken together as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which the Company has not disclosed to Buyer in writing and of which any of its shareholders, officers, directors or executive employees is aware which has had or would reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VI

           REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

         As an inducement to Sellers and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer and Acquisition Sub hereby represent and warrant to Sellers and the Company as follows:

          6.1 ORGANIZATION AND POWER. Each of Buyer and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          6.2 CAPITALIZATION. The authorized capital stock of Buyer consists of 1,500,000 Buyer Common Shares, 150,000 shares of Series Preferred Stock, of which 862,874.813 Buyer Common Shares, 68,186.233 shares of Series A Preferred Stock and 4,860 Buyer Preferred Shares are issued and outstanding. The authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding. All of such capital stock has been validly issued, is fully paid and nonassessable, and has not been issued in violation of any preemptive rights or rights of refusal. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of Buyer or Acquisition Sub other than under the Stockholders Agreement.

          6.3 AUTHORIZATION. The execution, delivery and performance by Buyer and Acquisition Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Buyer and Acquisition Sub, and no other corporate act or proceeding on the part of Buyer or Acquisition Sub, or their respective boards of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Acquisition Sub and this Agreement constitutes a valid and binding obligation of Buyer and Acquisition Sub, enforceable in accordance with its terms.

          6.4 NO VIOLATION. Neither Buyer nor Acquisition Sub is subject to or obligated under their respective certificates of incorporation or by-laws, or any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          6.5 GOVERNMENTAL AUTHORITIES AND CONSENTS. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Buyer and Acquisition Sub or the consummation by Buyer or Acquisition Sub of the transactions contemplated hereby.

          6.6 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to Buyer's knowledge, threatened against or affecting Buyer or Acquisition Sub, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's or Acquisition Sub's performance under this Agreement or the consummation of the transactions contemplated hereby.

          6.7 BROKERAGE. Except as set forth on the attached BUYER BROKERAGE SCHEDULE, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Acquisition Sub.

                                   ARTICLE VII

                             [Intentionally Omitted]

                                  ARTICLE VIII

                 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

          8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive the Closing as follows:

                  (a) the representations and warranties in Section 5.10 (Compliance with Laws), Section 5.11 (Environmental and Safety Matters),
Section 5.13 (Employee Benefits Plans) and

Section 5.14 (Tax Matters) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), PLUS thirty (30) days;

                  (b) the representations and warranties in Section 5.2 (Capital Stock and Related Matters; Title to Shares), the first two and last sentences of Section 5.3 (Authorization; Noncontravention), Section 5.15 (Brokerage and Transaction Bonuses), Section 6.7 (Brokerage) and the last sentence of Section 6.3 (Authorization) shall not terminate; and

                  (c) all other representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall terminate on the second anniversary of the Closing;

PROVIDED THAT any representation or warranty in respect of which indemnity may be sought under Section 8.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred). The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive for the periods set forth in this Section 8.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party's officers, directors, stockholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder. The parties acknowledge that indemnification hereunder with respect to the breach of any covenant or agreement contained herein, including any breach of any covenant or agreement contained in this Article VIII, shall not be subject to any time or other limitations.

          8.2 INDEMNIFICATION. All indemnification under this Agreement shall be governed by Section 8.2 of the Communicor Acquisition Agreement.

          8.3 MUTUAL ASSISTANCE. Buyer, Acquisition Sub, the Company and each of Sellers agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by the Company and Buyer or Acquisition Sub in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

          8.4 PRESS RELEASE AND ANNOUNCEMENTS. Unless required by law (in which case each of Buyer and the Company agree to use reasonable efforts to consult with the other party prior to any such disclosure as to the form and content of such disclosure), after the date hereof and through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Company or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of each of Buyer and the Company. After the Closing, Buyer and the Company may issue any such releases of information without the consent of any other party hereto.

          8.5 EXPENSES. Except as otherwise provided herein, Sellers, Buyer and Acquisition Sub shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. In addition, Sellers shall pay all fees, costs and expenses of the Company incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, and the Company shall not pay any fees, costs or expenses (including legal and accounting fees, costs and expenses) arising in connection with the transactions contemplated hereby if the transactions are consummated.

          8.6 SPECIFIC PERFORMANCE. Each of the Company, Sellers, Buyer and Acquisition Sub acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the Company, Sellers, Buyer and Acquisition Sub agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

          8.7 ARBITRATION PROCEDURE.

                  (a) Each of Buyer, Acquisition Sub, the Company and Sellers agrees that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of this Article VIII (the "DISPUTES") following the Closing; PROVIDED THAT nothing in this Section 8.7 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below). The parties hereby acknowledge and agree that, except as otherwise provided in this Section 8.7 or in the Rules for Non-Administered Arbitration of Business Disputes (the "RULES") promulgated by the Center for Public Resources Institute for Dispute Resolutions (the "INSTITUTE") as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, the United States Arbitration Act, 9 U.S.C. Section1 ET. SEQ.

                  (b) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after the delivery of such notice, the party delivering such notice of Dispute (the "DISPUTING PERSON") may thereafter commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "NOTICE OF ARBITRATION"). Such Notice of Arbitration shall specify the nature of any Dispute and any other matters required by the Rules as in effect from time to time to be included therein. The Arbitrator shall permit and facilitate such discovery as the party initiating such claim shall reasonably request. Buyer and Sellers shall mutually agree upon one arbitrator to resolve any Dispute pursuant to the procedures set forth in this Section 8.7 and the Rules.

                  (c) The arbitrator selected pursuant to Section 8.7(b) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000 and if Sellers contest only $500 of the amount claimed by Buyer, and if the arbitrator ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 DIVIDED BY 500) to Sellers and 40% (i.e., 200 DIVIDED BY 500) to Buyer.

                  (d) The arbitration shall be conducted in Washington, D.C. under the Rules as in effect from time to time. The arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the "FINAL DETERMINATION") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

                  (e) Buyer, Acquisition Sub, the Company or Sellers may enforce any Final Determination in any state or federal court of competent jurisdiction. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

          8.8 FURTHER ASSURANCES. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company. Sellers shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company and its Affiliates at any time after the date of this Agreement as were maintained with the Company and its Affiliates prior to the date of this Agreement.

          8.9 CONFIDENTIALITY. Each Seller and the Company agree not to disclose or use at any time (and each Seller shall cause each of his Affiliates not to use or disclose at any time) any Confidential Information, except to the extent that such disclosure or use is directly related to and required by the performance of such Seller's duties to the Company or the Surviving Corporation as an officer or employee. Each Seller and the Company further agree to take all appropriate steps (and to cause each of his Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any Seller, the Company or any Affiliates of a Seller is required by law to disclose any Confidential Information, Sellers or the Company shall promptly notify Buyer and Acquisition Sub in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Sellers and the Company shall cooperate with Buyer and Acquisition Sub to preserve the confidentiality of such information consistent with applicable law.

          8.10  TAX MATTERS.

                  (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date or for which the date of measurement for such Tax occurs prior to the Closing Date which are filed after the Closing Date. All such Tax Returns shall be prepared in accordance with past practice insofar as they relate to the Company. Sellers shall permit Buyer and Acquisition Sub to review and comment on each such Tax Return prior to filing. Sellers shall reimburse Buyer and the Surviving Corporation for Taxes of Sellers and the Company with respect to such periods within fifteen (15) days prior to any payment by Buyer, the Surviving Corporation or the Company of such Taxes.

                  (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date ("STRADDLE TAX RETURNS"). Buyer shall permit Sellers to review and comment on each such Tax Return prior to filing. Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as "PRE-CLOSING TAXES." Sellers shall pay to Buyer an amount equal to the Pre-Closing Taxes due with any Straddle Tax Returns at least ten (10) days before Buyer is required to cause to be paid the related Tax liability. Where the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; PROVIDED, HOWEVER, that in the case of a tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                  (c)  COOPERATION ON TAX MATTERS.

                           (i) Sellers, the Company, Buyer and Acquisition
Sub shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this
Section 8.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer shall allow Sellers to take possession of such books and records.

                           (ii) Buyer shall have the right to participate in
any Tax proceeding related to a pre-Closing Tax year of the Company which may have the effect of increasing Acquisition Sub's, Buyer's or the Company's Tax liability for any Tax period ending after the Closing, and Sellers shall not settle or compromise any such proceeding without Buyer's prior written consent; PROVIDED HOWEVER, Buyer hereby agrees to consent if Sellers fully indemnify Buyer for any increase in Acquisition Sub's, Buyer's or the Company's Tax liability.

                           (iii) Buyer and Sellers further agree, upon
request by the other, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (iv) Without the prior written consent (which
shall not be unreasonably withheld) of Buyer, neither any of Sellers nor the Company shall make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company, Buyer or any Affiliate of Buyer. Sellers shall notify Buyer of any consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company within fifteen (15) days of making such consent or waiver.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 AMENDMENT AND WAIVER. This Agreement may be amended, and any provision of this Agreement may be waived; PROVIDED THAT any such amendment or waiver will be binding upon the Company, prior to the Closing, and Sellers only if such amendment or waiver is set forth in a writing executed by Sellers, and any such amendment or waiver will be binding upon the Surviving Corporation, after the Closing, and Buyer and Acquisition Sub only if such amendment or waiver is set forth in a writing executed by Buyer or the Surviving Corporation, as the case may be. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

         9.2 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (ii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Sellers, the Company, Buyer and Acquisition Sub shall be sent to the addresses indicated below:

NOTICES TO THE COMPANY (PRIOR TO THE CLOSING) AND SELLERS:

Char Stan, Inc.
967 40th Lane
Anoka, MN  55303
Attn:    Stanley D. Lebakken
Telecopy: (651) 223-5199

WITH A COPY TO (WHICH SHALL NOT CONSTITUTE
NOTICE TO THE COMPANY OR SELLERS):

Murnane, Conlin, White & Brandt
1800 Piper Jaffray Plaza
444 Cedar Street
St. Paul, MN 55101
Attn:    John E. Brandt
Telecopy:  (651) 223-5199

Alston & Bird LLP
1201 W. Peachtree Street
Atlanta, GA 30309
Attn:    Joe Taylor
Telecopy: (404) 881-4777

NOTICES TO THE SURVIVING CORPORATION (AFTER THE CLOSING),
BUYER AND ACQUISITION SUB:

Linc.net, Inc.
6303 Blue Lagoon Drive
Suite 305
Miami, FL 33126
Attn:    Ismael Perera
Telecopy: (305) 266-0875

WITH COPIES TO (WHICH SHALL NOT CONSTITUTE NOTICE TO THE SURVIVING CORPORATION, BUYER OR ACQUISITION SUB):

First Chicago Equity Capital
55 West Monroe Street
16th Floor
Chicago, IL 60670
Attn:    Burton E. McGillivray
Telecopy: (312) 732-7483

Saunders, Karp & Megrue
262 Harbor Drive
4th Floor
Stamford, CT 06902
Attn:    Timothy B. Armstrong
Telecopy: (203) 708-6677

Kirkland & Ellis
200 East Randolph
Chicago, IL 60601
Attn:    Ted H. Zook
         E. Paul Quinn
Telecopy:    (312) 861-2200

         9.3 SUCCESSORS AND ASSIGNS. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Sellers prior to or after the Closing, or assigned or delegated by the Company prior to the Closing, without the prior written consent of Buyer. Each of Buyer and Acquisition Sub may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto. In addition, Buyer and Acquisition Sub may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Surviving Corporation, Buyer or their respective businesses in any form of transaction without the consent of any of the other parties hereto. Buyer, Acquisition Sub, and, following the Closing, the Surviving Corporation may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lenders as collateral security.

         9.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.5 INTERPRETATION. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word "including" herein shall mean "including without limitation" and, unless the context otherwise required, "neither," "nor," "any," "either" and "or" shall not be exclusive. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         9.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

         9.7 NO THIRD-PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

         9.8 COMPLETE AGREEMENT. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

         9.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument.

         9.10 DELIVERY BY FACSIMILE. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

         9.11 GOVERNING LAW. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Minnesota without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Minnesota.

         9.12 SCHEDULES. Nothing in any schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable schedule by cross reference or otherwise.

                       *    *    *    *    *

                  IN WITNESS WHEREOF, the parties hereto have executed this Merger Agreement on the date first written above.

                                            LINC.NET, INC.


                                            By:_________________________________
                                            Name:
                                            Title:


                                            LINC.NET ACQUISITION CORP. IV


                                            By:_________________________________
                                            Name:
                                            Title:


                                            CHAR STAN, INC.


                                            By:________________________________
                                            Name:
                                            Title:


                                            ___________________________________
                                            Stanley D. Lebakken


                                            ___________________________________
                                            Charles R. Lundgren

                            BUYER BROKERAGE SCHEDULE


Buyer or one of its Affiliates will pay a fee to Gateway Partners in connection with the transactions contemplated by this Agreement.